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                                                                 EXHIBIT 1(5)(c)


                ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                 SECTION 1035 RIDER


This Rider is a part of the contract to which it is attached. The insured under this endorsement is the insured under the contract.

The contract is issued in consideration for your assignment to us of a life insurance policy (called the "Exchanged Policy") on the life of the insured. The "Exchanged Policy" is identified in your application for this contract. As used in this endorsement, "gain" means the amount by which the cash value of the Exchanged Policy (including any unpaid policy loan) exceeds your investment in the Exchanged Policy as reported to us by the company which issued the Exchanged Policy. We assume no responsibility for the calculation of your investment in the Exchanged Policy.

The Fixed Account Interest Rates provisions are amended by the addition of the following:

The Preferred Loan Rate will also be credited to the following amounts:

     1. That portion of the Outstanding Loan which is carried over from the Exchanged Policy and;

     2. A percentage of the gain under the Exchanged Policy less the policy loan carried over to this contract as of the date of exchange.

             Beginning of                Exchanged Policy's Unloaned Gain
             Contract Year               Available For Preferred Loan Rate
             -------------               ---------------------------------
                  1                                      0%
                  2                                     10%
                  3                                     20%
                  4                                     30%
                  5                                     40%
                  6                                     50%
                  7                                     60%
                  8                                     70%
                  9                                     80%
                 10                                     90%
                 11                                    100%

                 Signed for the Company at Dover, Delaware.